Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

12 May 2022

Matter No.: 835849

Doc. Ref.: 108060815

(852) 2842 9531

Anna.Chong@conyers.com

Full Truck Alliance Co. Ltd.

Cricket Square, Hutchins Drive

P.O. Box 2681, KY1-1111

Cayman Islands

Dear Sir,

Re: Full Truck Alliance Co. Ltd. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration of an aggregate of 549,757,633 class A ordinary shares, par value US$0.00001 per share (the “Shares”) to be issued pursuant to the Full Truck Alliance Co. Ltd. 2021 Equity Incentive Plan (as amended) (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined copies of the following documents:

1.1.	the Registration Statement; and

1.2.	the Plan.

We have also reviewed copies of:

1.3.

the Fifth Amended and Restated Memorandum and Articles of Association of the Company adopted on 10 November 2020, and the Sixth Amended and Restated Memorandum and Articles of Association of the Company adopted on 14 April 2021 with effect from 24 June 2021;

1.4.	minutes of a meeting of its directors held on 7 April 2021 and 11 November 2021 and minutes of a meeting of its shareholders held on 14 April 2021 (together, the “Resolutions”);

Partners: Piers J. Alexander, Christopher W. H. Bickley, Peter H. Y. Ch’ng, Anna W. T. Chong, Angie Y. Y. Chu, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Paul M. L. Lim, Anna W. X. Lin, Michael J. Makridakis, Teresa F. Tsai, Flora K. Y. Wong, Lilian S. C. Woo, Mark P. Yeadon Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS

1.5.	a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 10 May 2022 (the “Certificate Date”); and

1.6.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.

the genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us;

2.3.

that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.4.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.5.	that upon issue of any Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.6.

the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission and will have become effective;

2.7.

all options and awards granted under the Plan are or were duly authorised in accordance with the terms of the Plan and the number of options and awards granted under the Plan are or were within the limit (if any) provided under the Plan;

2.8.	that on the date of issuance of any of the Shares, the Company will have sufficient authorised but unissued Shares; and

2.9.	that on the date of issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due.

3.	QUALIFICATIONS

3.1.

We express no opinion with respect to the issuance of Shares pursuant to any provision of the Plan that purports to obligate the Company to issue Shares following the commencement of a winding up or liquidation.

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3.2.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.

The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.

4.2.

The Shares, when issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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